Exhibit 10.15

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (this “Agreement”), is made and entered into by and between Finch Therapeutics Group, Inc., a Delaware corporation (together with all subsidiaries and affiliates hereinafter referred to as the “Company”), and Marc Blaustein (the “Executive”) effective as of December 7, 2022.

1.
Retention Bonus.
a.
Service Based-Bonus. The Executive will be eligible to earn a service-based cash retention bonus in the aggregate amount of $83,000 (the “Service-Based Bonus”), which shall be earned as to fifty percent (50%) of the Service-Based Bonus on May 31, 2023 (the “First Service-Based Bonus”) and as to the remaining fifty percent (50%) of the Service-Based Bonus on December 31, 2023 (the “Second Service-Based Bonus”). The First Service-Based Bonus shall be paid on December 16, 2022, subject to the Executive’s continued employment through such date; provided, that, if the Executive subsequently terminates his or her employment voluntarily (other than a termination by the Executive for Good Reason as defined in the Executive’s employment agreement with the Company) or if the Company subsequently terminates the Executive’s employment for Cause (as defined in the Executive’s employment agreement with the Company), in each case, prior to May 31, 2023, the Executive shall be required to repay, within ten (10) days of the date of termination, the full amount of the First Service-Based Bonus paid to the Executive. The Second Service-Based Bonus shall be paid on the first regular Company payroll date that is on or after June 1, 2023, subject to the Executive’s continued employment through such date; provided, that, if the Executive subsequently terminates his or her employment voluntarily (other than a termination by the Executive for Good Reason, as defined above) or if the Company subsequently terminates the Executive’s employment for Cause (as defined above), in each case, prior to December 31, 2023, the Executive shall be required to repay, within ten (10) days of the date of termination, the full amount of the Second Service-Based Bonus paid to the Executive.
b.
Performance Based Bonus. The Executive shall be eligible to earn a performance-based cash retention bonus in the aggregate amount of $332,000 (the “Performance-Based Bonus”). The Performance-Based Bonus shall be eligible to be earned (in the amounts and at the times set forth on Exhibit A hereto) based on the achievement of the Performance Conditions set forth on Exhibit A hereto, with respect to each applicable Performance Condition, subject to the Executive’s continued employment with the Company through the date the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) determines such Performance Condition has been achieved. To the extent earned, the portion of the Performance-Based Bonus that is so earned shall be paid to the Executive within thirty (30) days following the determination by the Compensation Committee of the achievement of the applicable Performance Condition, but in no event later than March 15th of the year following the year in which such Performance Condition is achieved.
2.
Withholding Taxes. Payments by the Company under this Agreement shall be reduced by any tax or other amount required to be withheld by the Company under applicable law, as determined by the Company in its sole discretion.
3.
Section 409A. Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed accordingly. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary, neither the Company, nor any person acting on behalf of the Company, will be liable to the Executive or the Executive’s estate or beneficiary by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of any payment to satisfy the requirements of Section 409A.
4.
Nontransferability. Neither this Agreement nor any rights under this Agreement may be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of or encumbered (directly or indirectly). Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement without the Executive’s consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity.
5.
No Implied Rights. The Executive’s employment shall at all times be at will. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the terms of or continuation of the Executive’s employment with the Company or interfere with the right of the Company to terminate the Executive’s employment at any time, with or without notice or cause.
6.
Entire Agreement; Amendment. This Agreement is the entire agreement between the Company and the Executive with respect to any retention or similar bonus and replaces all prior communications, agreements and understandings, written or oral, with respect to any such bonus. This Agreement may not be amended or modified except in a writing signed by the Company and the Executive.
7.
Governing Law; Forum. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts and they hereby irrevocably submit to the exclusive jurisdiction of any such court.
8.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Retention Bonus Agreement as of the date first written above.

FINCH THERAPEUTICS GROUP, INC. By:__/s/ Mark Smith____________________ Name: Mark Smith Title: CEO
EXECUTIVE
/s/ Marc Blaustein_______________________ Marc Blaustein

EXHIBIT A

Performance Conditions